Exhibit 1.2

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), is dated as of February 9, 2025, by and between Fitell Corporation, a Cayman Islands exempted company (the “Company”), and the investor identified on the signature page hereto (including its successors and assigns, the “Investor”).

WHEREAS, the Company and the Investor are parties to that certain Securities Purchase Agreement, dated as of February 6, 2025 (the “Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement), pursuant to which the Company agreed to sell, and the Investor agreed to purchase, Shares and Ordinary Share Warrants, pursuant to the terms and conditions set forth in the Agreement;

WHEREAS, the Investor constitutes the only Purchaser under the Agreement;

WHEREAS, pursuant to Section 5.5 of the Agreement, the Agreement may be amended in a written instrument signed by the Company and the Investor; and

WHEREAS, the Company and the undersigned Investor desire to amend the Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Amendment, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Investor hereby agree as follows:

1. Amendments to the Agreement.

(a) The definition of “Ordinary Share Warrants” included in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Ordinary Share Warrants” means, collectively, the Ordinary Share purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Ordinary Share Warrants shall be exercisable immediately and have a term of exercise equal to three (3) years after the initial exercise date, in the form of Exhibit B attached hereto.

(b) The first sentence of Section 2.1 of the Agreement is hereby replaced in its entirety with the following:

On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase an aggregate of approximately $4.0 million of Shares and Ordinary Share Warrants; provided, however, that, to the extent that a Purchaser determines, in its sole discretion, that such Purchaser (together with such Purchaser’s Affiliates, and any Person acting as a group together with such Purchaser or any of such Purchaser’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation, or as such Purchaser may otherwise choose, in lieu of purchasing Shares, such Purchaser may elect, by so indicating such election prior to their issuance, to purchase Pre-Funded Warrants in lieu of Shares in such manner to result in the same aggregate purchase price being paid by such Purchaser to the Company.

(c) Section 2.2(a)(v) of the Agreement is hereby amended and restated in its entirety as follows:

(v) an Ordinary Share Warrant registered in the name of such Purchaser to purchase up to a number of Ordinary Shares equal to 150% of such Purchaser’s Shares and Pre-Funded Warrant Shares, if applicable, with an exercise price equal to $5.02 per share, subject to adjustment therein;

(d) Section 4.11(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) From the date hereof until sixty (60) days after the Closing Date, neither the Company nor any Subsidiary shall (i) issue or sell, enter into any agreement to issue or sell, or announce the issuance or sale or proposed issuance or sale of any Ordinary Shares or Ordinary Share Equivalents or (ii) file any registration statement or any amendment or supplement thereto, other than the Prospectus Supplement, or filing a registration statement on Form S-8 in connection with any employee benefit plan.

(e) Exhibit B and Exhibit C of the Agreement are hereby amended and restated in their entirety with Exhibit B and Exhibit C, respectively, attached hereto.

2. The Subscription Amount as to the Investor and the number of Shares and Ordinary Warrant Shares underlying the Ordinary Share Warrants being purchased by the Investor shall be as set forth on the signature page hereto executed by such Investor, and shall replace, in its entirety, the “Subscription Amount”, “Shares” and “Ordinary Warrant Shares,” respectively, in the Agreement and on the Purchaser’s signature page to the Agreement.

3. Disclosure; Publicity. The Company shall, no later than by 9:01 a.m. (New York City time) on February 10, 2025, issue a press release disclosing the material terms of this Amendment. From and after the issuance of such press release, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to any of the Investors by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents, including, without limitation, the Placement Agent, in connection with the transactions contemplated by this Amendment. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, employees, Affiliates or agents, including, without limitation, the Placement Agent, on the one hand, and the Investor or any of its Affiliates on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investor shall be relying on the foregoing covenant in effecting transactions in securities of the Company. The Company and the Investor shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Investor shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Investor, or without the prior consent of the Investor, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor, or include the name of the Investor in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Investor; provided, however, in the event that the Company is requested, required, or legally compelled (by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process) (“legal requirement”) to disclose such information to any court, tribunal, regulatory or governmental body or else stand liable for contempt or suffer other censure or penalty, the Company may, without liability hereunder, disclose such information, provided, that the Company provides the Investor with prior notice of such disclosure and reasonably cooperates with the Investor regarding such disclosure. In such event, the Company shall furnish only that portion of information which the Company is required to disclose by such legal requirement, as advised by counsel, and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the information so disclosed.

4. Mutual Release

(a) In consideration of the covenants, agreements, and undertakings of the Company and Investor (the “Parties” and each a “Party”) under this Amendment, effective as of the Closing Date, each Party, on behalf of itself and its respective present and former Affiliates, Subsidiaries, directors, officers, members, managers, partners, equityholders, employees, agents and representatives, and successors and assigns (collectively, the “Releasing Parties”) hereby releases, waives, and forever discharges the other Party and its respective present and former Affiliates, Subsidiaries, directors, officers, members, managers, partners, equityholders, employees, agents and representatives, and successors and assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”) which any of such Releasing Parties ever had, now have, or hereafter can, shall or may have against any such Releasees for, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time arising out of or relating to any actions or omissions that occurred prior to the Closing Date, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Amendment. Notwithstanding anything herein to the contrary, nothing in this Paragraph 4 shall release, waive, discharge or otherwise affect (i) the rights or obligations of any Party under this Amendment, the Agreement or any Transaction Documents, or (ii) any claims of fraud, gross negligence, or willful misconduct, or (iii) the rights or obligations of any Party with respect to indemnification or exculpation or as required by applicable laws.

(b) Each Releasing Party understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasing Party now knows or believes to exist regarding the subject matter of the release contained in this Paragraph 4, and which, if known at the time of signing this Amendment, may have materially affected this Paragraph 4 and such Party’s decision to enter into it and grant the release contained in this Paragraph 4. Nevertheless, the Releasing Parties intend to fully, finally, and forever settle and release all Claims, as set out in the release contained in this Paragraph 4, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasing Parties hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

5. Effectiveness. Except as expressly provided in this Amendment, all of the terms and conditions of the Agreement are and will remain in full force and effect. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of any party hereto that would require the waiver or consent of any other party. Except as expressly provided herein or in the Agreement, this Amendment shall not release, waive or excuse, and each party hereto shall remain responsible and liable for, such party’s respective rights and obligations (or breach thereof) under the Agreement, as amended by this Amendment, arising prior to, on or after the date hereof. This Amendment shall be deemed an amendment of the Agreement in accordance with Section 5.5 (Amendment; Waivers) of the Agreement. Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties agree to be bound by each of its terms and conditions. From and after the date of this Amendment, (i) all references in the Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Agreement shall mean the Agreement as amended or modified hereby, and (ii) all references in the other Transaction Documents to the “Agreement”, “Securities Purchase Agreement”, “Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Agreement shall mean the Agreement as amended or modified hereby. This Amendment shall constitute a Transaction Document.

6. Governing Law. The terms of Section 5.9 (Governing Law) of the Agreement are hereby incorporated by reference mutatis mutandis.

7. Amendments; Waivers. The terms of Section 5.5 (Amendments; Waivers) of the Agreement are hereby incorporated by reference mutatis mutandis.

8. Counterparts/Execution. This Amendment may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Amendment may be executed by electronic signature (including, without limitation, DocuSign) and delivered by electronic mail transmission.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective authorized signatories.

COMPANY:

FITELL CORPORATION

By:
Name:	Yinying Lu
Title:	Director

[Signature Page to Amendment to FTEL Securities Purchase Agreement]

[INVESTOR SIGNATURE PAGE TO FTEL amendment to SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to Securities Purchase Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name of Investor: ________________________________________________________

Signature of Authorized Signatory of Investor: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Email Address of Authorized Signatory: _________________________________________

Address for Notice to Investor:

Address for Delivery of Warrants to Investor (if not same as address for notice):

Subscription Amount: $_________________

Shares: _________________

Pre-Funded Warrant Shares: ________________ Beneficial Ownership Blocker ☐ 4.99% or ☐ 9.99%

Ordinary Warrant Shares: __________________ Beneficial Ownership Blocker ☐ 4.99% or ☐ 9.99%

EIN Number: ____________________

☐ Notwithstanding anything contained in this Agreement to the contrary, by checking this box (i) the obligations of the above-signed to purchase the securities set forth in this Agreement to be purchased from the Company by the above-signed, and the obligations of the Company to sell such securities to the above-signed, shall be unconditional and all conditions to Closing shall be disregarded, (ii) the Closing shall occur by the first (1st) Trading Day following the date of this Agreement (or the second (2nd) Trading Day following the date of this Agreement if this Agreement is signed on a day that is not a Trading Day or after 4:00 p.m. (New York City time) and before midnight (New York City time) on a Trading Day) and (iii) any condition to Closing contemplated by this Agreement (but prior to being disregarded by clause (i) above) that required delivery by the Company or the above-signed of any agreement, instrument, certificate or the like or purchase price (as applicable) shall no longer be a condition and shall instead be an unconditional obligation of the Company or the above-signed (as applicable) to deliver such agreement, instrument, certificate or the like or purchase price (as applicable) to such other party on the Closing Date.

Exhibit B

Form of Warrant

Exhibit C

Form of Lock-Up Agreement